Exhibit 99.1


FOR IMMEDIATE RELEASE

Contact:
Sara L. Wilkins
Vice President
Investor Relations & Corporate Communications
ProxyMed, Inc.
(954) 473-1001, ext. 265



                PROXYMED ANNOUNCES AGREEMENT WITH INVESTMENT BANK

                     -- FIRM TO ASSIST IN RAISING CAPITAL --

         FORT LAUDERDALE, Florida - May 9, 2000 - ProxyMed, Inc. (Nasdaq: PILL), a leading provider of eHealth physician solutions and business-to-business healthcare transaction services, today announced that it has signed an agreement with an investment bank to assist the Company in raising up to $20 million in a "best efforts" private placement of equity securities. The bank will also serve as the Company's exclusive financial advisor. The proceeds will be used to satisfy obligations under the Redemption and Exchange Agreement (the "Agreement") for the Company's Series B Convertible Preferred Stock - announced on May 5, 2000 - as well as for additional working capital. Under the terms of the Agreement, the Company will redeem $13 million of the Preferred Stock, plus a 16.5% premium. The securities issued in the private offering will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

         "We are confident that this new strategic partnership, along with the support of our shareholders, will enable ProxyMed to meet its obligations with respect to the redemption of the Preferred Stock. More importantly, it allows us to rededicate our efforts to operating our business and executing our vision of empowering physicians with eSolutions," said Bennett Marks, executive vice president and chief financial officer of ProxyMed, Inc.

ABOUT PROXYMED, INC.

         ProxyMed, Inc. is among the nation's largest and most experienced eHealth companies, supplying eSolutions to physicians and business-to-business healthcare electronic commerce services to healthcare information systems providers. The Company's desktop software and its WWW.PROXYMED.COM web site allow physicians to exchange clinical and financial messages with insurance companies, labs, pharmacies, suppliers, and patients in an efficient and secure manner - simplifying financial, administrative, and clinical processes and resulting in more cost-effective healthcare management and increased quality of patient care.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT REFLECT THE COMPANY'S CURRENT EXPECTATIONS REGARDING FUTURE EVENTS INCLUDING THE COMPANY'S ABILITY TO REDEEM ITS PREFERRED STOCK AND THE INVESTMENT BANK'S ABILITY TO RAISE MONEY. WHILE THESE STATEMENTS REFLECT THE COMPANY'S BEST CURRENT JUDGMENT, THEY ARE SUBJECT TO RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM PROJECTED RESULTS DUE TO A NUMBER OF FACTORS, INCLUDING, BUT NOT LIMITED TO PROXYMED'S ABILITY TO ABIDE BY THE TERMS OF THE REDEMPTION AND RELATED AGREEMENTS, THE INVESTMENT BANK'S ABILITY TO RAISE MONEY, AND THE ASSUMPTIONS, BELIEFS AND OPINIONS RELATING TO PROXYMED'S GROWTH STRATEGY BASED UPON PROXYMED'S INTERPRETATION AND ANALYSIS OF HEALTHCARE INDUSTRY TRENDS AND MANAGEMENT'S ABILITY TO SUCCESSFULLY DEVELOP, MARKET, SELL AND IMPLEMENT ITS E-COMMERCE SOLUTIONS, CLINICAL AND FINANCIAL E-TRANSACTION SERVICES AND SOFTWARE APPLICATIONS TO PHYSICIANS, PHARMACIES, LABORATORIES, AND PAYERS. THESE FACTORS AND OTHER RISK FACTORS ARE MORE FULLY DISCUSSED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. PROXYMED EXPRESSLY DISCLAIMS ANY INTENT OR OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS.

MORE INFORMATION ON PROXYMED IS AVAILABLE ON ITS HOME PAGE AT WWW.PROXYMED.COM.